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                                                                   EXHIBIT  99.1


[THE UNIMARK GROUP LOGO}

                                   THE UNIMARK GROUP

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FOR IMMEDIATE RELEASE                         For Further Information, Contact:
October 12, 1999                              Soren Bjorn, President & CEO
                                              Charles A. Horne, CFO/Investor
                                               Relations
                                              817-491-2992



                            THE UNIMARK GROUP, INC.
                             ANNOUNCES THE SALE OF
                              CANADIAN SUBSIDIARY

Bartonville, TX  October 12, 1999 - The UniMark Group, Inc. (NASDAQ NMS symbol:
"UNMG"), producer and marketer of Sunfresh(R) brand citrus and tropical fruit products, announced today that it has sold its Canadian subsidiary, Les Produits Deli-Bon Inc. in a transaction valued at approximately $1.4 million. Deli-Bon, a fruit processing company located in Quebec City, primarily sells fruit salads to the foodservice industry and warehouse clubs in the Province of Quebec. For the year ended December 31, 1998, Deli-Bon had net sales of US
$4.2 million. In connection with the transaction, UniMark entered into a supply and distribution agreement that will allow for the continued supply of existing UniMark products in Canada.

Also, UniMark announced that it is discontinuing its Fruit Jelite product line, which was being produced at Deli-Bon. The discontinuation of this product line is expected to result in a one-time charge of approximately $400,000.

"The Deli-Bon divestiture represents a significant step in furthering the strategic objective for our packaged food segment, which is to leverage our Sunfresh(R) brand to build a leading branded packaged food company with production based in Mexico. We believe that the supply and distribution agreements will allow for continued production in our Mexican facilities for export to Canada. Since our Sunfresh(R) product lines have historically performed well, we believe that by consolidating our operations in Mexico and increasing sales and marketing efforts for Sunfresh(R) products, we are strategically positioning our company for future growth and profitability," said Soren Bjorn, President and CEO.


Certain of the above information is forward-looking and as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For discussion of factors that may affect actual results, investors should refer to the Company's filings with the Securities and Exchange Commission.


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